UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  August 2, 2006
(Date of Earliest Event Reported)

EL PASO CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	1-14365	76-0568816
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

El Paso Building
1001 Louisiana Street
Houston, Texas 77002

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (713) 420-2600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

   On August 2, 2006, we announced the settlement of the following shareholder and derivative litigation matters:

Shareholder Litigation. Twenty-eight purported shareholder class action lawsuits have been pending since 2002 and are consolidated in federal court in Houston, Texas. The consolidated lawsuit, styled as Wyatt, et al. v. El Paso Corporation, et al., alleged violations of federal securities laws against the company and several of our current and former officers and directors. It includes allegations regarding the accuracy or completeness of press releases and other public statements made during the period from 2000 through early 2004 related to alleged wash trades, mark-to-market accounting, off-balance sheet debt, the estimation of natural gas and oil reserves and deliveries to the California energy market. In July 2006, the parties executed a Memorandum of Understanding agreeing to settle these class action lawsuits, subject to the execution of definitive settlement documents and final court approval. Under the terms of the Memorandum of Understanding, El Paso and its insurers will pay a total of $273 million to the plaintiffs.  El Paso will contribute approximately $48 million and its insurers will contribute approximately $225 million.  An additional $12 million will be separately contributed by PricewaterhouseCoopers under the terms of the Memorandum of Understanding.

Derivative Litigation. A derivative action, styled Gebhardt v. Allumbaugh et al., was filed in state court in Houston, Texas, which generally alleged the same claims pled in the consolidated shareholder litigation, as well as sought recovery of 2001 compensation paid to certain former executives. El Paso recently settled the lawsuit, which involved the payment of approximately $17 million which was fully funded by El Paso’s insurers, of which approximately $12 million will be used to fund the settlement of the shareholder litigation.  At a June 2006 hearing, the judge granted final approval to a settlement reached by the parties.

    A copy of our press release announcing these developments is attached as Exhibit 99.A.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.A	Press release dated August 2, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EL PASO CORPORATION

	By:	/s/ John R. Sult
John R. Sult
Senior Vice President and Controller
(Principal Accounting Officer)

Dated: August 3, 2006

EXHIBIT INDEX

Exhibit Number	Description

99.A	Press release dated August 2, 2006.